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                     SERVICE CORPORATION INTERNATIONAL         Exhibit 12.1
                    RATIO OF EARNINGS TO FIXED CHARGES

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                                                  Three Months Ended March 31,
                                                        1998       1997
--------------------------------------------------------------------------------
                                              (Thousands, except ratio amounts)
Pretax income from continuing operations.........    $ 168,061  $ 205,524

Undistributed  income  of  less  than  50%
 owned  equity  investees........................       (1,507)      (476)
Minority interest in income of majority
 owned subsidiaries with fixed charges...........           76        106
Add fixed charges as adjusted (from below).......       44,229     44,293
                                                     ---------  ---------
                                                     $ 210,859  $ 249,447

Fixed charges:
      Interest expense:
        Corporate................................    $  37,533  $  33,929
        Financial services.......................        2,294      1,712
        Capitalized..............................          689        863
      Amortization of debt costs.................          177        609
      1/3 of rental expense......................        4,225      5,414
      Dividends on convertible preferred
       stock of subsidiary.......................         -         2,629
                                                     ---------  ---------
Fixed charges....................................       44,918     45,156
      less: Capitalized interest.................         (689)      (863)
                                                     ---------  ---------
Fixed charges as adjusted........................    $  44,229  $  44,293
                                                     =========  =========

Ratio (earnings divided by fixed charges)........         4.69       5.52
                                                     =========  =========
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